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                                                                     Exhibit 8.1

                      [Letterhead of Sullivan & Cromwell]


                                                                January 30, 1997



Bankers Trust New York Corporation,
 One Bankers Trust Plaza,
  New York, New York  10006.

BT Preferred Capital Trust I,
 c/o Bankers Trust New York Corporation,
  One Bankers Trust Plaza,
   New York, New York  10006.

Ladies and Gentlemen:

     As special tax counsel to BT Preferred Capital Trust I, a statutory business trust formed under the laws of Delaware (the "Issuer Trust"), and Bankers Trust New York Corporation, a New York corporation, in connection with the issuance by the Issuer Trust of the __% Preferred Securities, Series I (the "Preferred Securities"), and assuming that the operative documents for the Preferred Securities described in the Prospectus and the Prospectus Supplement forming a part of the Registration Statement to which this opinion is filed as an exhibit (the "Registration Statement") will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax
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Bankers Trust New York Corporation
BT Preferred Capital Trust I                                                -2-



Consequences" in the Prospectus Supplement, subject to the limitations set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading "Certain Federal Income Tax Consequences" in the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Very truly yours,

                                               /s/ Sullivan & Cromwell